Exhibit 99

                                     [LOGO]
                           RCG Companies Incorporated

                 RCG Companies Announces Record Travel Bookings

                     Integration of Business Units On Target

Charlotte, NC -- May 16, 2005 -- RCG Companies Incorporated (AMEX: RCG), a diversified travel and leisure company, released information that its combined gross travel bookings for Farequest Holdings, Inc., which operates 1-800-Cheapseats (www.1800cheapseats.com), and OneTravel, Inc. (www.onetravel.com) have exceeded $20 million for the month of April, which is a 78% increase over April 2004 for those entities and an increase of 49% for those entities for the three months ending April 2005 over the same three month period in 2004. Although bookings do not constitute revenue or income under generally accepted accounting principles, the Company feels that bookings are an indication of the amount of consumer traffic its travel booking websites are attracting and that the pricing of its travel offerings is very competitive. The Company also announced that improving the quality of its hotel offerings will be a major focus for fiscal 2006.

Commenting on the bookings, William A. Goldstein Chairman and CEO of RCG stated:
"We are extremely pleased with the growth in bookings we have experienced, which is all organic growth. Since I became associated with RCG this past February, there have been a lot of changes. We became a "travel only" company, completed the $25.5 million OneTravel acquisition and closed a related $31 million financing. We strongly believe that these "changes" are all positive. We are growing faster than we had planned and we feel we are positioning ourselves very well in the vast online travel market. The recent travel-related merger and acquisition announcements indicate to us that the values in our industry are strong and that should benefit us in the future as the market realizes our size and organic growth rate. Our fiscal year begins July 1 and, although there are always challenges, we expect it to be a good one. Every time I travel, I am amazed at how full the airports are. Whether it is business, personal or leisure travel, as long as travel remains this strong, we feel we will continue to grab a significant piece of this growing market."

Commenting on the integration of the three businesses, Goldstein added:

"We really focus on a team approach, but I wish to acknowledge the efforts in the integration process of Henry Wang our CIO and Susan Mesa our VP of Operations. Henry has been doing a great job of integrating the respective strengths of the technology platforms used by OneTravel and 1-800-Cheapseats. Henry is crossbreeding these technologies, so the end product will be best of breed. Henry has spent the last five years in the travel industry, and his ability to blend an understanding of the travel business with his technology skills are a great asset. Susan and her team are maximizing efficiencies and productivity in the call centers. We are redirecting overflow calls between centers to improve our customer service and offline sales. We are also stepping up cross training so that the skills of each call center are at optimal levels. As a result of this training, we are seeing promising increases in the sales levels of our SunTrips vacation packages generated out of the 1-800 Cheapseats Las Vegas call center."

                                     -MORE-

About RCG

RCG Companies, Incorporated (www.rcgcompanies.com) derives all of its revenues from its travel business subsidiaries, FS SunTours, Inc., which sells leisure and vacation travel packages under the SunTrips(R) brand (www.suntrips.com), Farequest Holdings, Inc., operating under the name 1-800-CHEAPSEATS (www.1800cheapseats.com), and OneTravel, Inc. (www.onetravel.com), both of which are leading online and offline providers of a full range of travel services.

Statements in this news release about anticipated or expected future revenue or shareholder value growth or expressions of future goals or objectives, including statements regarding market conditions or whether current plans to grow and strengthen the Company's business will be implemented or accomplished, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. When used in this release and documents, the words "anticipate" "believe" "estimate" and "expect" and similar expressions, as they relate to the Company or its management, are intended to identify such forward-looking statements, but are not the exclusive means of identifying these statements. All forward-looking statements in this release are based upon information available to the Company on the date of this release. Any forward-looking statements involve risks and uncertainties, including the risk that the Company will be unable to continue to grow or strengthen its business due to a lack of capital or a change in market demand for its products and services or to fully or effectively integrate all business units or the inability to realize anticipated cost savings or revenue and stockholder value growth opportunities associated with the recent acquisition of Farequest and the acquisition of One Travel. There is also a risk that the Company's shareholders will not approve certain matters related to the sale of the preferred stock in its most recent financing, which would trigger a redemption, which the Company may not be able to fund. The Company has previously mentioned in conference calls that gross bookings are not equal to gross revenues under generally accepted accounting principles, so no inference can be made about profitability based on gross bookings unless expressly stated by the Company. The Company is also subject to those risks and uncertainties described in the Company's filings with the Securities and Exchange Commission, including the Company's historical losses and negative cash flow, its need for additional capital, including to finance the $12,500,000 promissory notes payable to the former stockholders of OneTravel, Inc. and that future financing, if available, will dilute the Company's current common stockholders. Additionally, forward-looking statements concerning the performance of the travel and leisure industry are based on current market conditions and risks, which may change as the result of certain regulatory, political, or economic events, a shift in consumer travel preferences, as well as those risks and uncertainties described in the Company's filings with the Securities and Exchange Commission, which could cause actual events or results to differ materially from the events or results described in the forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

Investor Contact:
RCG Companies, Incorporated

Marc Bercoon, President
(770) 730-2860
mbercoon@onetravel.com

                                      -END-